Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of Babcock & Wilcox Enterprises, Inc. dated as of June 2, 2025 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

GALLOWAY CAPITAL PARTNERS, LLC

By:	/s/ Bruce Galloway
Name: Bruce Galloway
Title: Managing Member

/s/ Bruce Galloway
Bruce Galloway

Schedule 1

Purchases by the Reporting Persons

Date	Shares	Share Price

April 2, 2025	199,000	$.513
April 4, 2025	219,200	$.344
April 11, 2025	182,300	$.2990
April 24, 2025	219,000	$.419
April 29, 2025	155,400	$.429
May 8, 2025	236,736	$.4485
May 9, 2025	283,049	$.4853
May 12, 2025	300,000	$.5557
May 13, 2025	106,800	$.7964